Exhibit 99.1

               NORTHWESTERN ENERGY
               [NORTHWESTERN ENERGY LOGO]
                                    [[Name]]
                                    [[Address]]
                                    [[City]], [[State]] [[Zip]]


               November 1, 2004





Dear [[First_Name]]:

Congratulations. You have been selected to receive Special Recognition Grants described in the Company's court-approved Plan of Reorganization which became effective on November 1, 2004. Your dedication and hard work during the restructuring was crucial to our ability to successfully emerge from bankruptcy while keeping our utility business operating efficiently.

In addition to recognizing your efforts during the restructuring, the Special Recognition Grants were put in place so that management would have a direct ownership interest in the reorganized NorthWestern and that our future performance would be aligned with that of our fellow shareholders.

The Special Recognition Grant program is described in Section 9.3(b) of the Plan of Reorganization and specifically provides as follows:

               "Notwithstanding the forgoing 2,265,957 shares of New Common Stock representing 6% on a fully diluted basis of the shares to be issued and outstanding of Reorganized Debtor shall be reserved for any New Incentive Plan to be established by the New Board; provided, however, that 228,320 shares of the reserved New Common Stock will be allocated and delivered to those management employees set forth on Schedule 9.3 of this Plan as special recognition grants ("Special Recognition Grants"). The Special Recognition Grants shall vest according to the following schedule: (i) 50% on the Effective Date of the Plan; and (ii) 50% over the ensuing two to three years following the Effective Date, such vesting period to be determined by the New Board."

 Under the program, you are eligible to receive [[Shares]] shares of New Common Stock when the share certificates are distributed. As noted above, 50% of your shares [[M_50]] vested on the Effective Date of the Plan, November 1, 2004. When these shares are issued, you will receive certificates with a legend noting that the shares are restricted. The vesting period for the remaining 50% of your shares will be determined by the Board of Directors.

Special Recognition Grant
November 1, 2004
Page 2


Please be aware that these shares have not been registered under the Securities Act of 1933 but have been issued to you under an available exemption. As a result, the shares are "restricted" shares and cannot be sold, transferred or assigned until the Company takes steps to register the shares or an exemption from registration becomes available. In addition, some of you may be subject to
Section 16 of the Securities Exchange Act of 1934, which imposes certain reporting obligations and additional trading restrictions. Before you take any actions involving the transfer of these shares, you should consult legal counsel.

Please sign this letter and return it to me no later than November 5, 2004 to acknowledge acceptance of your shares and the following representations the Company will be relying upon in connection with the issuance of these shares:

        (a) That you have sufficient knowledge and experience in financial and business matters to be able to evaluate the risks and merits of the investment represented by the acquisition of the shares;

        (b) That you are aware that the business of NorthWestern involves significant and material economic variables and risks that could adversely affect your investment in the shares;

        (c) That you are able to bear the economic risks of an investment in the shares, including the risk of losing all of such investment, and you have no need for liquidity with respect to such investment;

        (d) That you have made your own inquiry and analysis with respect to the Company, you have had access to information and the opportunity to ask questions of, and receive answers from, officers of the Company regarding ownership of the shares;

        (e) The shares were not offered to you by means of publicly disseminated advertisements or sales literature, or as part of a general solicitation, nor are you aware of any offers made to other persons by such means;

        (f) You have either been supplied with or have had access to information to which a reasonable investor would attach significance in making investment decisions;

        (g) You understand that the shares are not being registered under federal and state securities laws, in reliance upon exemptions from registration and cannot be sold, transferred or otherwise disposed of unless subsequently registered under the federal and applicable state securities or pursuant to an exemption from such registration which is available at the time of desired sale, and that the certificates for the shares will bear a legend to such effect;

        (h) You are acquiring the shares for your own account and not with a view to resale or other distribution thereof inconsistent with or in violation of the federal securities laws or the securities laws of any state; and

        (i) To the extent you deemed necessary, you have relied on your own professional accounting, tax, legal and financial advisors with respect to ownership of these shares,

Special Recognition Grant
November 1, 2004
Page 3


and obtained, to the extent you deemed necessary, such professional advice with respect to the risks inherent in such investment and the suitability of an investment in the shares in light of your financial condition and investment needs.


If you have any questions, please notify me at (605) 978-2848.

                                            Sincerely,


                                            Roger Schrum
                                            Vice President of Communications and
                                            Human Resources





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Acknowledged and Accepted by [[Name]]                     Date